Exhibit 10.17

CrossAmerica Partners LP Long-Term Incentive Plan

Award Agreement

Performance-Based Unit Award

Grantee: /$ParticipantName$/

Award Date: October __, 2022

Initial Dollar Target Amount:  /$Amount$/

1. Award of Units. CrossAmerica GP LLC, a Delaware limited liability company, in its capacity as the general partner (“General Partner”) of CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), hereby agrees to grant to you a Performance Award in accordance with Section 9 of the CrossAmerica Partners LP 2022 Incentive Award Plan, as the same may be amended from time to time (the “Plan”), subject to the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). The Plan provides for the grant of Performance Awards, which constitute the right to receive Awards, including Unit Awards or Cash Awards, or both, in the discretion of the Committee, subject to the terms and conditions established by the Committee. Accordingly, upon vesting (see below) and as determined by attainment of the performance goals set forth on Schedule A hereto, this Performance Award represents the right to receive common units (“Units”) representing limited partner interests in the Partnership, or cash, or both, in the discretion of the Committee. This Agreement sets forth the terms and conditions under which a certain number Units will be issued to you as of a certain date in the future, subject to vesting of this Performance Award as set forth below. No Units shall be issued as of the date this Agreement is made, and the Agreement shall not convey to you any of the rights or privileges or voting rights of a unitholder or limited partner of the Partnership with respect to any Units. This Award does not include any tandem Distribution Equivalent Rights (“DERs”, as defined in the Plan). In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan unless the context requires otherwise. References to “Section” herein, unless otherwise specified, refer to the Sections of this Agreement.

2. Issuance of Units. Subject to the terms of this Agreement, this Performance Award entitles you to receive Units in an amount and on the date that shall be determined in accordance with the terms and conditions set forth on Schedule A hereto. If the application of the terms set forth in Schedule A results in a fractional Unit being issued at any time, the number of Units issued shall be rounded up to the next whole number of Units. In its sole discretion, in accordance with Section 3(b), the Committee may elect to pay cash for all or part of the Units issuable upon vesting of the Performance Award.

3. Administration. (a) The Committee shall have the sole and complete discretion to administer, interpret and construe the Plan and this Agreement with respect to a Participant, and to determine any and all questions and issues arising with respect to the Plan and this Agreement. (b) Without limiting the generality of the foregoing, the Committee, in its discretion, may elect to pay you an amount of cash equal to the Fair Market Value of a Unit determined on the date that such Unit otherwise would be granted to you, or may pay in any combination of Units and cash as the Committee, in its discretion, elects. Any decision of the Committee concerning the Plan or this Agreement shall be final and binding on you.

4. Events Occurring Prior to Vesting.

(a) Death or Disability. If your Continuous Service (as defined in the Plan) terminates as a result of your death or Disability, the Units subject to this Agreement will determined and issued upon such termination of Continuous Service according to the terms of Schedule A, subject to such adjustments as the Committee may make in its reasonable discretion to accomplish the intent of this Agreement.

(b) Other Terminations. If your Continuous Service terminates for any reason other than as provided in Section 4(a), unless otherwise determined by the Committee or its delegate, your right to receive Units subject to this Agreement shall be forfeited without payment upon such termination of Continuous Service.

5. Vesting. Your Performance Award granted pursuant to this Agreement will become vested three years after the Award Date (the “Restriction Period”) based on the achievement of performance goals with respect to the Partnership as described on the attached Schedule A, provided that your employment is not terminated prior to the end of the Restriction Period. The amount payable with respect to the your Performance Award shall be determined by multiplying the Initial Target Dollar Amount by a payout performance multiplier of between zero percent and two hundred percent (0%-200%) (the “Performance Multiplier”), which shall be determined pursuant to and based upon actual performance compared to the performance goals described on Schedule A.

6. Limitations upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7. Restrictions. By accepting this Award, you agree that any Units that you may receive upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the General Partner constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be received under this Agreement.

8. Withholding of Taxes. If the grant or vesting of the Performance Award or the issuance, or payment of a Unit results in the receipt of compensation by you with respect to which the General Partner or an Affiliate has a tax withholding obligation pursuant to applicable law, the General Partner or an Affiliate shall withhold (or net) such cash and number of unrestricted Units otherwise payable to you as the General Partner or an Affiliate requires to meet its tax minimum statutory withholding obligations under such applicable laws.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

10. Amendment. The General Partner may amend or terminate the Plan and any instrument hereunder (including this Agreement) at any time, in whole or in part, and for any reason; provided, however, that except as to the extent necessary to comply with applicable laws and regulations (including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule) and to conform the provisions of this Agreement to any changes thereto, no such amendment or termination shall adversely affect the rights of a Participant with respect to Awards granted to the Participant prior to the effective date of such amendment or termination.

11. Nature of Payments. The Units, and payments made pursuant to this Agreement are not a part of salary or compensation paid or payable by the General Partner or its Affiliates for purposes of any other benefit or compensation plan or otherwise.

12. Severability. If a particular provision of the Plan or this Agreement shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall not affect any other provision of the Plan or this Agreement and the other provisions of the Plan or this Agreement shall remain in full force and effect.

13. Entire Agreement. Together with the Plan, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings, and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

14. Governing Law. This Award shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT AND THE PLAN.

GRANTEE

Signature: ______________________

Name: /$ParticipantName$/

Dated: _________________________

CROSSAMERICA PARTNERS LP

By CrossAmerica GP LLC, its general partner

Signature: ______________________

Name: Charles M. Nifong, Jr., President and CEO

Dated: _________________________